Press Release

CYBER DEFENSE ANNOUNCES DETAILS OF THE TECHSPHERE DIVIDEND SPIN OUT AND PROXITY, INC. ANNOUNCES IT WILL DIVIDEND OUT ITS SHARES IN TECHSPHERE AND CYBER

St. Petersburg, Fl- October 22, 2007 -- Cyber Defense Systems, Inc. (OTCBB: CYDF - News), a designer and developer of next generation unmanned aerial systems (UAS's), recently announced the declaration of a dividend to be paid in all of the shares of Techsphere Systems International, Inc. The record date is September 17, 2007. NASDAQ will set the ex-dividend date at the time it is notified as to the date of approval of the planned SB 2 registration statement to be filed on behalf of Techsphere Systems Int., Inc. Proxity, Inc. (Pinksheets:PRXT) expects to receive the Techsphere shares as soon as the proposed filing of the SB2 goes effective and expects to distribute these shares directly to the Proxity shareholders.

The record date only applies to Cyber Defense stock registered with the company's transfer agent. Stock in street name which is purchased in the open market will be eligible to receive the dividend up to the ex-dividend date. The total shares issued and outstanding which are eligible for the dividend is approximately 121,441,014 and Techsphere is expected to have approximately 30,360,253 shares issued and outstanding following the payment of the dividend and these shares will distributed to the Cyber Defense shareholders in a ratio of one Techsphere share for every four Cyber shares held.

Proxity has not declared the dividend or set a record date. Proxity expects to receive approximately 3,849,554 Techsphere shares, and plans to distribute one Techsphere share for every 78 Proxity shares issued and outstanding on the record date. The exact number of shares to be distributed will be determined on the record date to be set later. Proxity also expects to distribute the Cyber Defense Shares it already owns as previously announced once a planned SB 2 registration statement is in effect for Cyber Defense.

Techsphere intends to file a registration statement with the U.S. Securities and Exchange Commission to cover the payment of the Cyber Defense dividend and the redistribution of its shares by Proxity. The effective date of the registration statement and the subsequent payment date of the dividend cannot be estimated at this time.

The balance sheets of both companies will be restructured with approximately $4.2 million of current institutional debt to be assumed by Techsphere and approximately $1.8 million retained by Cyber Defense. Until the SB 2 is effective for Techsphere no new shares of Cyber Defense will be issued in street name eliminating any further dilution to the current public float.

William Robinson, Proxity’s Chief Executive Officer, stated "We believe the direct ownership of Techsphere shares by our stockholders will provide a second opportunity for our shareholders by separating the potential results of each two companies." Proxity will notify NASDAQ on the dividends and set a record date as required.

Mike Lawson, Techsphere's Chief Executive Officer, Stated “This separation of the two companies allows both companies to focus on their core products and eliminate confusion in the market and re-capitalize the companies with project specific capital.

ABOUT CYBER DEFENSE SYSTEMS

Cyber Defense Systems, Inc. (OTCBB: CYDF) (http://www.cduav.com) is designing and building a new generation of UAV’s. Cyber Defense located in St. Petersburg, FL is currently marketing airships and their CyberBug™ UAV’s to various branches of the U.S. government, law enforcement and U.S. allies as multi-use platform vehicles capable of deployment in surveillance and communication operations.

Techsphere Systems International, Inc. (“TSI”) (http://www.techsphere.us) is a wholly owned subsidiary of Cyber Defense. TSI is currently planning on filing a SB2 registration state to effect a dividend spin out from Cyber Defense. TSI, located in Columbus, GA, is a manufacturer of low and mid altitude airships. Together with their teaming companies, Techsphere designs and builds unique airship platforms for use in many areas including advertising, surveillance, the military and wireless communications. The current SA 60 spherical airship design holds the world altitude record at over 20,000 feet.

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations; (iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control and those actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Contact:

Cyber Defense Systems, Inc.
Billy Robinson, 727-577-0878
billy@cduav.com

Techsphere Systems International, Inc.
Mike Lawson, 706-536-3749
mlsmi@aol.com